Exhibit 10.1
PRIME MEDICINE, INC.
THIRD AMENDED AND RESTATED
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
The purpose of this Amended and Restated Non-Employee Director Compensation Policy (as amended from time to time, this “Policy”) of Prime Medicine, Inc., a Delaware corporation (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy became effective as of October 19, 2022 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:
I.Cash Retainers
(a)Annual Retainer for Board Membership: $45,000 for general availability and participation in meetings and conference calls of our Board of Directors (the “Board of Directors”), to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation will be paid for attending individual meetings of the Board of Directors.
(b)Additional Annual Retainers:

Board Chairperson:	$30,000.00
Audit Committee Chairperson:	$20,000.00
Audit Committee member:	$10,000.00
Compensation Committee Chairperson:	$15,000.00
Compensation Committee member:	$7,500.00
Nominating and Corporate Governance Committee Chairperson:	$10,000.00
Nominating and Corporate Governance Committee member:	$5,000.00
Chairperson and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.
II.Equity Retainers
All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:
(a)Revisions. The Board of Directors, in its discretion, may change and otherwise revise the terms of awards to be granted under this Policy, including, without limitation, the number of shares subject thereto, for awards of the same or different type granted on or after the date the Board of Directors determines to make any such change or revision.
(b)Sale Event Acceleration. In the event of a Sale Event (as defined in the Company’s 2022 Stock Option and Incentive Plan (as amended from time to time, the “2022 Plan”)), the equity retainer awards granted to Outside Directors pursuant to this Policy shall become 100% vested and exercisable.
(c)Initial Grant. Upon initial election to the Board of Directors, each new Outside Director will receive an initial, one-time grant of a non-statutory stock option to purchase 150,000 shares (the “Initial Grant”), with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in three equal annual installments over three years; provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. This Initial Grant applies to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.
(d)Annual Grant. On the date of each Annual Meeting of Stockholders of the Company following the Effective Date (the “Annual Meeting of Stockholders”), each continuing Outside Director, other than a director receiving an Initial Grant, will receive an annual grant of a non-statutory stock option to purchase 75,000 shares on the date of such Annual Meeting of Stockholders (the “Annual Grant”), with an exercise price per share equal to the closing price of a share of the Company’s Common Stock on the date of grant and a term of ten years, that vests in full on the earlier of (i) the one-year anniversary of the grant date or (ii) the next Annual Meeting of Stockholders; provided, however, that all vesting ceases if the director resigns from the Board of Directors or otherwise ceases to serve as a director, unless the Board of Directors determines that the circumstances warrant continuation of vesting. In addition, all vested options remain exercisable for twelve (12) months if the director resigns from the Board of Directors or otherwise ceases to serve as a director. Notwithstanding the foregoing, if an Outside Director was initially elected to the Board of Directors within twelve (12) months preceding the Annual Meeting, then such Outside Director shall receive Annual Award that is pro-rated on a monthly basis for time serving as an Outside Director. Such Annual Award shall expire ten (10) years from the date of grant, and shall have a per share exercise price equal to the Fair Market Value (as defined in the Plan) of the Company’s Common Stock on the date of grant.
III.Expenses
The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.
IV.Maximum Annual Compensation
The aggregate amount of compensation, including both equity compensation and cash compensation, paid to any Outside Director in a calendar year period for services as an Outside Director shall not exceed (i) $1,600,000 in the first calendar year an individual becomes an Outside Director and (ii) $1,000,000 in any other year (or in each case, such other limits as may be set forth in Section 3(b) of the 2022 Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.

Date Policy Approved: May 9, 2022
Dates Policy Amended: May 17, 2024, May 16, 2025, and May 5, 2026